Exhibit 99.1

News Release

U.S. Silica Expands Board of Directors with Appointment of J. Mike Stice

Frederick, MD., Oct. 10, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has appointed J. Mike Stice to its Board of Directors. The election of Stice increases the size of the Company’s Board to eight members. Stice will also serve as an independent member of the Compensation and Governance Committee of the Board.

For the last four years, Mike has been Chief Executive Officer of Access Midstream Partners, L.P., a midstream energy company MLP based in Oklahoma City, OK. Prior to his current assignment, he served as Senior Vice President – Natural Gas Products and subsequently President and Chief Operating Officer of Chesapeake Midstream Development, L.P., a wholly-owned subsidiary of Chesapeake Energy Corporation. Prior to joining Chesapeake, Stice spent 27 years with ConocoPhillips and its predecessor companies in a variety of key leadership roles.

Stice received a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma in 1981, a Master of Science degree in Business from Stanford University in 1995 and a Doctorate of Education degree from George Washington University in 2009.

Commenting on the addition of Stice to the U.S. Silica board, President and Chief Executive Officer Bryan Shinn offered, “We are excited to have Mike join our Board. He has tremendous expertise across the oilfield space and he brings outstanding business acumen and industry knowledge to our company.”

“I am honored to join the U.S. Silica board and to have the opportunity to work with this outstanding team,’’ Stice said. “U.S. Silica has been a leader in the silica sand industry for over 100 years and I look forward to sharing my experiences while helping shape the future direction and growth of this exceptional company.”

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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